Exhibit 10.1
Amendment No. 2 to Oil and Gas Operations and Sale Agreement
     This Amendment No. 2 to Oil and Gas Operations and Sale Agreement (this “Second Amendment”) is entered into as of January 12, 2009 by and between Great Plains Exploration, LLC, an Ohio limited liability company (“Great Plains”), and John D. Oil and Gas Company, a Maryland Corporation (the “Company”).
RECITALS
     Whereas, Great Plains and the Company have previously entered into an Oil & Gas Operations and Sale Agreement dated January 1, 2006 and Amendment No. 1 to Oil and Gas Operations and Sale Agreement dated November 14, 2006 (collectively, the “Agreement”);
     Whereas, Great Plains and the Company desire to amend the Agreement to increase the rate charged for gathering by $0.10 per mcf.
     Now, Therefore, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, Great Plains and the Company hereby agree as follows:
     1. Capitalized terms not otherwise defined in this Second Amendment have the meanings assigned to them in the Agreement.
     2. All terms and conditions of the Agreement will remain in effect and binding on both parties, except for the revisions set forth herein. This Second Amendment shall be effective November 1, 2008.
     3. Section 4(e) of the Agreement shall be amended and replaced in its entirety with the following:
     (e) $0.40 per mcf (1,000 cubic) feet for gathering.
     4. To the extent the terms of this Second Amendment conflict with those of the Agreement, this Second Amendment will control.
     In Witness Whereof, Great Plains and the Company have caused this Second Amendment to be duly executed and delivered on the date first written above.

John D. Oil and Gas Company	Great Plains Exploration, LLC

/s/ Gregory J. Osborne	/s/ Richard M. Osborne

By Gregory J. Osborne, President	By Richard M. Osborne, Managing Member